Exhibit 4.5

AMENDMENT TO EMPLOYEE STOCKHOLDER’S AGREEMENT

THIS AMENDMENT (the “Amendment”) to all Employee Stockholder’s Agreements signed by the undersigned Employee Stockholder is entered into between Bristol West Holdings, Inc., formerly known as BRW Acquisitions, Inc. (the “Company”), and the undersigned Employee Stockholder, and is made effective as of December 29, 2005. The undersigned parties hereby agree that all Employee Stockholder’s Agreements signed by the Company and the undersigned Employee Stockholder are hereby amended as follows:

1.	Section 3 is hereby deleted in its entirety and replaced with the following:

3. Restriction on Transfer. Except for transfers permitted by clauses (x), (y) and (z) of Section 2 (a), or transfers permitted by clause (B) of Section 5(a) as amended herein, or a sale of shares of Stock pursuant to an effective registration statement under the Act filed by the Company or pursuant to the Sale Participation Agreement (as defined below), the Employee Stockholder agrees that he will not transfer any shares of the Stock at any time prior to the fifth anniversary of the Closing Date. No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

2.	Section 5(a)(B) is hereby deleted in its entirety and replaced with the following:

(B) with respect to the Options, to transfer the shares of Stock underlying the options at any time prior to the fifth anniversary of the Closing Date. The Company shall reimburse the Employee Stockholder, or in the event of the Employee Stockholder’s death, the estate of the Employee Stockholder, for all reasonable broker commissions incurred in transferring shares of stock that are transferred pursuant to this section 5(a)(B).

3.
This Amendment shall be construed together with, and as a part of, the Employee Stockholder’s Agreement, but shall not constitute an amendment of any provision of the Employee Stockholder’s Agreement not expressly referred to herein. Except as expressly set forth in this Amendment, the provisions of the Employee Stockholder’s Agreement are and shall remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment or caused this Amendment to be executed on its behalf as of the date first written above.

Bristol West Holdings, Inc.

By___________________
Name:
Title:

Employee Stockholder

_____________________
Name: